For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Nancy Thompson (919) 760-3484
Weyerhaeuser Reports Third Quarter Results

•	Net earnings of $255 million, or $0.34 per diluted share

•	Increased quarterly dividend by 6.3 percent to $0.34 per share

•	Repurchased $290 million of common shares during the third quarter

SEATTLE (October 26, 2018) - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $255 million, or 34 cents per diluted share, on net sales of $1.9 billion. This compares with earnings of $130 million, or 17 cents per diluted share, on net sales of $1.9 billion for the same period last year.

Excluding a special tax benefit of $41 million, the company reported net earnings of $214 million, or 28 cents per diluted share for the third quarter. This compares with net earnings before special items of $259 million for the same period last year and $332 million for the second quarter of 2018. Adjusted EBITDA for the third quarter was $505 million compared with $569 million for the third quarter of last year and $637 million for the second quarter of 2018.

“In the third quarter, our business delivered solid operating performance despite significant headwinds from severe weather, trade policy and unusually volatile wood products markets,” said Doyle R. Simons, president and chief executive officer. “During the quarter we demonstrated our ongoing commitment to disciplined capital allocation by increasing our quarterly dividend six percent, repurchasing $290 million of common shares, and announcing actions to reduce our pension liabilities. Going forward, we remain relentlessly focused on driving value for shareholders through industry-leading performance and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2018	2018	2017
(millions, except per share data)	Q2	Q3	Q3
Net sales	$2,065	$1,910	$1,872
Net earnings	$317	$255	$130
Net earnings per diluted share	$0.42	$0.34	$0.17
Weighted average shares outstanding, diluted	761	757	757
Net earnings before special items(1)	$332	$214	$259
Net earnings per diluted share before special items	$0.44	$0.28	$0.34
Adjusted EBITDA(2)	$637	$505	$569

(1) Second quarter 2018 special items include $15 million of net after-tax charges for product remediation. Third quarter 2018 after-tax special items include a $41 million tax benefit related to the previously announced $300 million contribution to our U.S. qualified pension plan. Third quarter 2017 after-tax special items include a $118 million charge for product remediation, $4 million for countervailing and antidumping duties on Canadian softwood lumber the company sold into the United States, $4 million for restructuring, impairments, and other charges, and $3 million for Plum Creek merger-related costs. Beginning first quarter 2018, countervailing and antidumping duties are no longer reported as a special item.

(2) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income, adjusted for depreciation, depletion, amortization, basis of real estate sold, unallocated pension service costs and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q2	Q3	Change
Net sales	$667	$653	($14)
Contribution to pre-tax earnings	$161	$126	($35)
Adjusted EBITDA	$240	$206	($34)

3Q 2018 Performance - In the West, average sales realizations for domestic and Chinese export logs declined, domestic and export log sales volumes decreased, and road and unit logging costs increased seasonally. In the South, slightly higher average sales realizations were more than offset by moderately lower sales volumes due to weather, increased unit logging costs and seasonally higher forestry spending.

4Q 2018 Outlook - Weyerhaeuser expects fourth quarter earnings and Adjusted EBITDA will be lower than the third quarter. In the West, the company anticipates lower average sales realizations, partially offset by moderately higher export log sales volumes. In the South, the company anticipates slightly higher fee harvest volumes and comparable average log sales realizations.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q2	Q3	Change
Net sales	$58	$96	$38
Contribution to pre-tax earnings	$22	$36	$14
Adjusted EBITDA	$47	$86	$39

3Q 2018 Performance - Earnings and Adjusted EBITDA increased compared to the second quarter due to seasonally higher real estate sales and a large acre transaction in Montana which accounted for approximately half of the acres sold in the third quarter. Average land basis increased modestly due to the mix of properties sold.

4Q 2018 Outlook - Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be comparable to the third quarter. The company expects full year 2018 Adjusted EBITDA for the segment will be approximately $260 million.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2018	2018
(millions)	Q2	Q3	Change
Net sales	$1,525	$1,346	($179)
Contribution to pre-tax earnings	$329	$213	($116)
Pre-tax charge (benefit) for special items	$20	—	($20)
Contribution to pre-tax earnings before special items	$349	$213	($136)
Adjusted EBITDA	$385	$250	($135)

3Q 2018 Performance - Average sales realizations for lumber declined nine percent and average sales realizations for oriented strand board were 13 percent lower compared to the second quarter. Operating rates and sales volumes declined and unit manufacturing costs increased, primarily due to mill downtime related to severe weather in the U.S. South and a scheduled press replacement at our Grayling, Michigan oriented strand board mill. Canadian log costs also increased.

4Q 2018 Outlook - Weyerhaeuser anticipates fourth quarter earnings and Adjusted EBITDA will be significantly lower than the third quarter. Based on current pricing, the company anticipates average sales realizations for lumber and oriented strand board will be substantially lower than third quarter averages. This will be partially offset by lower Western and Canadian log costs, improved unit manufacturing costs for lumber, and higher sales volumes for oriented strand board due to completion of the Grayling press replacement.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.4 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2017, we generated $7.2 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the North American and World Dow Jones Sustainability Indices. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 26, 2018, to discuss third quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on October 26, 2018.

To join the conference call from within North America, dial 855-223-0757 (access code: 6699896) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 6699896). Replays will be available for two weeks at 855-859-2056 (access code: 6699896) from within North America and at 404-537-3406 (access code: 6699896) from outside North America.

FORWARD LOOKING STATEMENTS
This report contains statements concerning our future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as "going forward", “will be,” “will continue,” “will likely result,” and similar words and expressions. Forward-looking statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from the content of these forward-looking statements. These risks and uncertainties include, but are not limited to:

•
the effect of general economic conditions, including employment rates, interest rate levels, housing starts, general availability of financing for home mortgages and the relative strength of the U.S. dollar;

•
market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the yen and the Canadian dollar, and the relative value of the euro to the yen;

•	restrictions on international trade, tariffs imposed on imports of our products and the availability and cost of shipping and transportation; economic activity in Asia, especially Japan and China;

•	performance of our manufacturing operations, including maintenance and capital requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	the successful execution of our internal plans and strategic initiatives, and cost reduction initiatives;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of employee retirements and changes in the market price of our common stock on charges for share-based compensation;

•	the accuracy of our estimates of costs and expenses related to contingent liabilities;

•	changes in accounting principles; and

•
other risks and uncertainties identified in our 2017 Annual Report on Form 10-K, which are incorporated herein by reference, as well as those set forth from time to time in our other public statements and other reports and filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS
We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$317
Interest expense, net of capitalized interest					92
Income taxes					65
Net contribution to earnings	$161	$22	$329	$(38)	$474
Non-operating pension and other postretirement benefit costs	—	—	—	13	13
Interest income and other	—	—	—	(11)	(11)
Operating income (loss)	161	22	329	(36)	476
Depreciation, depletion and amortization	79	3	36	1	119
Basis of real estate sold	—	22	—	—	22
Special items(1)	—	—	20	—	20
Adjusted EBITDA	$240	$47	$385	$(35)	$637

(1)	Pre-tax special items included in Wood Products consist of net charges of $20 million for finalization of product remediation costs.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2018:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$255
Interest expense, net of capitalized interest					93
Income taxes(1)					(15)
Net contribution to earnings	$126	$36	$213	$(42)	$333
Non-operating pension and other postretirement benefit costs	—	—	—	17	17
Interest income and other	—	—	—	(13)	(13)
Operating income (loss)	126	36	213	(38)	337
Depreciation, depletion and amortization	80	4	37	1	122
Basis of real estate sold	—	46	—	—	46
Adjusted EBITDA	$206	$86	$250	$(37)	$505

(1)	After tax special items included a $41 million tax benefit related to our $300 million pension contribution. There were no pre-tax special items in third quarter 2018.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$130
Interest expense, net of capitalized interest					98
Income taxes					(27)
Net contribution to earnings	$131	$47	$40	$(17)	$201
Non-operating pension and other postretirement benefit costs	—	—	—	16	16
Interest income and other	—	(1)	—	(11)	(12)
Operating income (loss)	131	46	40	(12)	205
Depreciation, depletion and amortization	89	4	37	2	132
Basis of real estate sold	—	24	—	—	24
Unallocated pension service costs	—	—	—	1	1
Special items(1)	—	—	201	6	207
Adjusted EBITDA	$220	$74	$278	$(3)	$569

(1)
Special items attributable to Wood Products includes: $190 million of product remediation charges, $6 million of restructuring, impairments and other charges and $5 million of retroactive and prospective countervailing and antidumping duties. Special items attributable to Unallocated Items include $6 million of Plum Creek merger-related costs.